Exhibit 28(h)(iv)

JOINT INSURED FIDELITY BOND AGREEMENT

AGREEMENT dated July 31, 2012, by and among Stratton Multi-Cap Fund, Inc., Stratton Real Estate Fund, Inc. and The Stratton Funds, Inc. (collectively, the “Funds” and individually, a “Fund”).

RECITALS

A.	The Funds hereto are registered managed investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.

By the terms of Rule 17g-1 (“Rule 17g-1”) promulgated by the Securities and Exchange Commission under the 1940 Act, the Funds hereto are required to provide and to maintain in effect a fidelity bond against larceny and embezzlement by officers and employees having direct or indirect access to its funds and securities.

C.

The Funds desire to use a joint insured fidelity bond because the premium for such a bond is less than the total premiums which would be applicable if each Fund obtained an individual bond, and intend to establish their relative rights and obligations with respect to the premiums, claims and other matters set forth herein.

D.

A majority of those members of the Board of Directors of each Fund hereto who are not “interested persons” of such Fund as defined by section 2(a)(19) of the 1940 Act, have approved the portion of the premium payable by each Fund, after giving due consideration to all relevant factors, as required by Rule 17g-1.

E.

The Funds have determined that the allocation of the proceeds payable under the joint insured fidelity bond as set forth herein (which takes into account the minimum amount of bond required for each Fund by Rule 17g-1 if it maintained a single insured bond) is equitable.

NOW THEREFORE, the Funds hereto, in consideration of the mutual covenants and promises contained herein, agree as follows:

1.

Intention to Procure Joint Insured Fidelity Bond.    The Funds will procure from a reputable fidelity insurance company, authorized to do business in the place where the fidelity bond is issued, a joint insured fidelity bond insuring each against larceny and embezzlement of its securities and funds by persons who may, singly or jointly with others, have access, directly or indirectly, to such securities or funds. The bond shall name each Fund as an insured, and shall comply with the requirements for such bonds established by Rule 17g-1.

2.	Amount. The joint insured fidelity bond shall be in at least the amount of $1,850,000, which represents, as of the date of this agreement, adequate coverage required by Rule 17g-1 as of June 30, 2012.

Name	Gross Assets as of 6/30/12	Required Coverage
Stratton Multi-Cap Fund, Inc.	$50,626,094	$400,000

Stratton Real Estate Fund, Inc.	$84,337,750	$450,000

The Stratton Funds, Inc.	$801,845,637	$1,000,000

3.	Ratable Allocation of Premiums. The annual premium for the joint insured fidelity bond shall be allocated in direct proportion to the size of the gross assets of each Fund on July 31, 2012.

4.	Ratable Allocation of Proceeds.
(a)	If only one Fund is damaged in a single loss for which recovery is received under the joint insured fidelity bond, the proceeds of the bond shall be paid to such Fund.

(b)

If more than one Fund is damaged in a single loss for which recovery is received under the joint insured bond, each Fund shall receive that portion of the recovery which represents the loss sustained by that Fund, unless the recovery is inadequate fully to indemnify all Funds, in which case:

(i)	Each Fund sustaining a loss shall first be allocated an amount equal to the lesser of its actual loss or the coverage of such Fund set forth in paragraph 2;

(ii)	Any remaining proceeds shall then be allocated to the Fund sustaining a loss not fully covered by the allocation under subparagraph (i).

5.

Claims and Settlements.    Each Fund shall, within five days after the making of any claim under the joint insured fidelity bond, provide the other Funds with written notice of the amount and nature of such claim. Each Fund effecting a settlement of any claim shall, within five days after the settlement, provide the other Funds with written notice of the terms of settlement of any claim made under the bond by such Fund. If two or more Funds shall agree to a settlement of a claim made under the bond with respect to a single loss affecting them, notice of the settlement shall also include calculation of the amounts to be received under paragraph 4. The officers of each Fund designated as responsible for filing notices required by paragraph (g) of Rule 17g-1 shall give and receive any notice required hereby.

6.

Modifications and Amendments.    If a Fund shall determine that the joint insured fidelity bond coverage should be modified, it shall so notify the other Funds hereto setting forth the modifications which it believes to be appropriate, and the proposed treatment of any increased or returned premium. Within 60 days after such notice, the Funds shall seek the corporate approvals required by Rule 17g-1, and if approvals are obtained, shall effect an amendment to this agreement and the bond. If necessary under Rule 17g-1, the officers of each Fund designated as responsible for filing notices required by paragraph (g) of Rule 17g-1shall give and receive any notice required hereby.

Any Fund may terminate this agreement (except with respect to losses occurring prior to such withdrawal) by giving at least ten days written notice to the other Funds. The Fund terminating the agreement shall be removed as a named insured and shall be entitled to receive an appropriate amount of returned premium received from the insurance company.

7.	No Assignment. This agreement is not assignable.

8.	Term. The term of this agreement is August 23, 2012 through August 23, 2013.

IN WITNESS WHEREOF, each of the Funds hereto has duly executed this agreement as of the day and year first above written.

STRATTON MULTI-CAP FUND, INC.

/s/ Shawn M. Gallagher
Shawn M. Gallagher
President

STRATTON REAL ESTATE FUND, INC.

/s/ Andrew T. DiZio
Andrew T. DiZio
President

THE STRATTON FUNDS, INC.

/s/ Gerald M. Van Horn
Gerald M. Van Horn
President